Exhibit 10.42
Summary of the Terms of Verint Systems Inc. Executive Officer Annual Bonus Plan
Verint Systems Inc. (the “Company”) maintains an annual bonus program (the “AIP”) for its executive officers. Under the AIP, each executive officer is eligible to receive an annual cash bonus upon the satisfaction of pre determined performance goals. The target bonus under the AIP is established annually by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as part of the Committee’s regular compensation review process and is paid upon certification by the Committee of the achievement of the underlying performance goals. In establishing target bonuses, in addition to the factors considered as part of the compensation review process generally, the compensation committee also considers the target bonus set forth in the executive officer’s employment agreement (if applicable), as well as special achievements, promotions, and other facts and circumstances specific to the individual officer.
The performance goals under the AIP are based on revenue and a measure of profitability (either operating income or net income) and expressed on a non-GAAP basis. In the case of executive officers with responsibility for a specific operating unit, performance goals may also include the applicable unit’s revenue and profitability. In addition to company-wide performance goals (or if applicable, unit-based goals) a portion of the target bonus may also be tied to the achievement of non-financial management business objectives (MBOs) approved by the Committee. The revenue and profitability performance goals established by the Committee generally come in the form of a range, wherein the participant may achieve a percentage of his or her target bonus (generally 65-75%) at the low end of the performance range (or threshold), 100% of his target bonus towards the middle of the performance range (target performance), and up to 200% of his target bonus at the high end of the performance range.